PRESS RELEASE
--------------------------------------------------------------------------------

L. B. Foster Company

415 Holiday Drive, Pittsburgh, PA 15220

Contact:    Stan L. Hasselbusch

Phone:   (412) 928-3417

FAX:     (412) 928-7891

Email: investors@LBFosterCo.com

FOR IMMEDIATE RELEASE


                              L. B. FOSTER REPORTS

                           OUTSTANDING FOURTH QUARTER


PITTSBURGH, PA, January 31, 2007 - L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer, fabricator, and distributor of products and services for rail, construction, energy and utility markets, today reported that its fourth quarter earnings per diluted share from continuing operations increased to $0.27 from $0.04 in last year's fourth quarter, more than a six-fold increase. This is the eighth consecutive quarter the Company has recorded an earnings increase over the prior year quarter, which concludes a very solid year as the Company's annual income from continuing operations increased 121% over 2005.

2006 Fourth Quarter Results

In the fourth quarter of 2006, L. B. Foster had income from continuing operations of $3.0 million or $0.27 per diluted share compared to income from continuing operations of $0.4 million or $0.04 per diluted share in the fourth quarter of 2005. The Company reported no income from discontinued operations in the fourth quarter of 2006, compared to $0.4 million and $0.04 per diluted share in last year's fourth quarter, which relates to its former Geotechnical Division that was sold in the first quarter of 2006. Net income was $3.0 million or $0.27 per diluted share in 2006 compared to $0.9 million or $0.08 per diluted share in 2005.

Net sales increased 44% to $110.5 million compared to $76.7 million in the prior year quarter.

Gross profit margin was 13.1%, up 200 basis points from the prior year quarter primarily as a result of increased billing margins and to a lesser extent decreased LIFO expense.

Selling and administrative expenses increased $1.6 million or 22% over last year's quarter due primarily to employee related costs and benefit expenses including incentive compensation and, to a lesser extent, bad debts and advertising expenses. Fourth quarter interest expense increased $0.3 million or 40% over the prior year due to increased interest rates and increased borrowings. The increase in borrowings was due primarily to an increase in working capital requirements as well as significant capital investments made during the year. The Company's income tax rate from continuing operations was 34.1% in the fourth quarter compared to 10.6% in the prior year quarter. The low tax rate in the 2005 fourth quarter was the result of adjustments related to the reconciliation of certain tax accounts and releasing a portion of the valuation allowance provided for state deferred assets.

"Fourth quarter sales were unusually strong. We normally see certain areas of our business slow down late in the year as inclement weather begins to reduce construction activity. This year, the seasonal slowdown was mitigated by a number of factors: projects that were delayed from the third quarter to the fourth quarter, milder than normal weather experienced in November and December, and certain customers deciding to put product on the ground in an effort to avoid product availability and delivery delays when weather conditions permit construction continuation," commented Stan Hasselbusch, President and Chief Executive Officer. "Overall, our Construction Products and Rail Products Segments continued to deliver strong sales and gross profit margins. Our Rail Products Segment performed substantially better than last year with the exception of our concrete tie business where operating results were very disappointing due primarily to permitting and operational issues at our Tucson facility. Our Construction Products Segment also surpassed last year's fourth quarter results due to significant across the board improvements in piling, fabricated products and concrete buildings," remarked Mr. Hasselbusch. "While we struggled at our Tucson concrete tie facility, our employees have worked diligently to get all the equipment and related processes on line and in production. We still have a way to go, but are making meaningful progress," added Mr. Hasselbusch.

2006 Full Year Results

For the twelve months ended December 31, 2006, L.B. Foster reported income from continuing operations of $10.7 million or $0.99 per diluted share compared to $4.8 million or $0.46 per diluted share in 2005. Income from discontinued operations for 2006 was $2.8 million or $0.26 per diluted share compared to $0.6 million or $0.06 per diluted share. Income from discontinued operations in 2006 includes the gain on the sale of its former Geotechnical Division of $3.0 million. The discontinued operations income tax provision was favorably affected by the release of a valuation allowance recorded in 2003 related to a capital loss carryforward.

Net sales for 2006 increased 20% to $389.8 million compared to $326.0 million in 2005. Gross profit margin was 13.2%, up 190 basis points from 2005, primarily as a result of increased billing margins and, to a lesser extent decreased LIFO expense.

Selling and administrative expenses increased $5.1 million or 18% over the prior year due primarily to employee related costs including incentive compensation. Interest expense increased $0.9 million over the prior year due to increased interest rates and increased borrowings. The Company's income tax rate from continuing operations was 32.1% compared to 31.0% in the prior year.

Cash used by operations was approximately $15.1 million for 2006 and capital expenditures were $17.0 million. "We expect to generate positive cash from operations in 2007 and also anticipate capital expenditures to be below $10 million," commented Mr. Hasselbusch, who concluded by reporting, "Overall business activity remains strong and is reflected in our order bookings. Bookings for 2006 were $431 million, 19% higher than last year. Backlog at December 31, 2006 was $141 million, 41% higher than last year. We believe the strong year-end backlog and the fact that orders already entered during January 2007 are 50% higher than January 2006 will translate into a strong 2007."


L. B. Foster Company will conduct a conference call and webcast to discuss its fourth quarter 2006 operating results on Wednesday, January 31, 2007 at 11:00am ET. The call will be hosted by Mr. Stan Hasselbusch, President and Chief Executive Officer. Listen via audio on the L.B. Foster web site: www.lbfoster.com, by accessing the Investor Relations page.

The Company wishes to caution readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements in news releases, and other communications, including oral statements, such as references to future profitability, made from time to time by representatives of the Company. Specific risks and uncertainties that could affect the Company's profitability include, but are not limited to, general economic conditions, adequate funding for infrastructure projects, the potential value of the Dakota Minnesota & Eastern Railroad, production delays or problems encountered at our manufacturing facilities, and the availability of existing and new piling and rail products. In addition, neither backlog nor orders entered are necessarily indicative of future performance. Matters discussed in such communications are forward-looking statements that involve risks and uncertainties. Sentences containing words such as "anticipates," "expects," or "will," generally should be considered forward-looking statements. More detailed information on these and additional factors which could affect the Company's operating and financial results are described in the Company's Forms 10-K, 10-Q and other reports, filed or to be filed with the Securities and Exchange Commission. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. The forward-looking statements contained in this press release are made only as of the date hereof, and the Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

            CONDENSED STATEMENTS OF CONSOLIDATED INCOME
               L. B. FOSTER COMPANY AND SUBSIDIARIES
             (In Thousands, Except Per Share Amounts)


                                                                   Three Months Ended              Twelve Months Ended
                                                                      December 31,                    December 31,
                                                               ------------------------        --------------------------
                                                                 2006            2005            2006            2005
                                                               ------------------------        --------------------------



NET SALES                                                      $110,452         $76,730         $389,788        $325,990

COSTS AND EXPENSES:
Cost of goods sold                                               96,000          68,249          338,197         289,201
Selling and administrative
  expenses                                                        8,996           7,385           33,657          28,579
Interest expense                                                    975             697            3,390           2,472
Other income                                                        (59)            (81)          (1,245)         (1,286)
                                                               ---------        -------         ---------       ---------
                                                                105,912          76,250          373,999         318,966
                                                               ---------        -------         ---------       ---------

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES             4,540             480           15,789           7,024

INCOME TAXES                                                      1,550              51            5,074           2,176
                                                               ---------        -------         ---------       ---------

INCOME FROM CONTINUING OPERATIONS, NET OF TAX                     2,990             429           10,715           4,848

DISCONTINUED OPERATIONS:
(LOSS) INCOME FROM DISCONTINUED OPERATIONS                          (43)            482            3,153             714
INCOME TAXES                                                        (19)             51              338             128
                                                               ---------        -------         ---------       ---------
(LOSS) INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX              (24)            431            2,815             586

NET INCOME                                                       $2,966            $860          $13,530          $5,434
                                                               =========        =======         =========       =========

BASIC EARNINGS PER COMMON SHARE:
  FROM CONTINUING OPERATIONS                                      $0.28           $0.04            $1.03           $0.48
  FROM DISCONTINUED OPERATIONS                                    (0.00)           0.04             0.27            0.06
                                                               ---------        -------         ---------       ---------
BASIC EARNINGS PER COMMON SHARE                                   $0.28           $0.08            $1.30           $0.54
                                                               =========        =======         =========       =========

DILUTED EARNINGS PER COMMON SHARE:
  FROM CONTINUING OPERATIONS                                      $0.27           $0.04            $0.99           $0.46
  FROM DISCONTINUED OPERATIONS                                    (0.00)           0.04             0.26            0.06
                                                               ---------        -------         ---------       ---------
DILUTED EARNINGS PER COMMON SHARE                                 $0.27           $0.08            $1.25           $0.52
                                                               =========        =======         =========       =========

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - BASIC                                              10,529          10,186           10,403          10,122
                                                               =========        =======         =========       =========

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - DILUTED                                            10,877          10,585           10,809          10,492
                                                               =========        =======         =========       =========
